Stillwater Mining Announces Appointment of New Director

BILLINGS, MT -- (Marketwire - August 30, 2012) - STILLWATER MINING COMPANY (NYSE: SWC) (TSX: SWC.U) announced today the appointment of Gary A. Sugar to the Company's board of directors, effective August 29, 2012.

Commenting on Mr. Sugar's appointment, Stillwater's Chairman and Chief Executive Officer, Frank McAllister, stated, "We are extremely pleased to welcome Gary to Stillwater's board. Gary is a talented leader with extensive experience in the mining industry. He retired in 2011 from his position as a Managing Director of RBC Capital Markets after a distinguished 32-year career, and he brings to our board a wealth of transactional experience in the mining industry across a broad range of commodities and geographies. We look forward to the benefit of Gary's counsel and insight as he joins Stillwater's board of directors."

Mr. Sugar holds a Bachelor of Science degree in Geology and an M.B.A. from the University of Toronto.

About Stillwater Mining Company:
Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information on Stillwater Mining can be found at its website: www.stillwatermining.com.

CONTACT:
Mike Beckstead
(406) 373-8971